FOR IMMEDIATE RELEASE

Deyu Agriculture Updates its Investor Presentation Materials

BEIJING, China – December 13, 2010 --Deyu Agriculture Corp. (OTC Bulletin Board: DEYU), a vertically integrated producer, processor, marketer and distributor of organic and other agricultural products made from corn and grains, todayannounced it has updated its investor presentation materials and has posted them to its new website at www.deyuagri.com.

The updated presentation reflects the Company’s strategy of adding higher value-added, higher margin, branded processed grain based foods to its product portfolio while also continuing to grow its corn processing segment.

"As Chinese consumers are becoming increasingly health and nutrition conscious, the demand for high quality organic grain food is growing rapidly," said Mr. Jianming Hao, Chairman and Chief Executive Officer of Deyu Agriculture. "We believe this represents a tremendous growth opportunity for Deyu and are excited about our recently announced agreements with Deyufarm, a manufacturer of instant organic grain based packaged food in China. As a result of this affiliation, Deyu will now market and distribute a range of branded instant organic grain products including instant grain noodles, black buckwheat tea and ready-to-eat soups.”

About Deyu Agriculture Corp.
Deyu Agriculture Corp. is a vertically integrated producer, processor, marketer and distributor of organic and other agricultural products made from corn and grains operating in the Shanxi Province of the People’s Republic of China. Deyu has access to over 100,000 acres of farmland in the Shanxi Province for breeding, cultivating, processing, warehousing, and distributing grain and corn products. Deyu has an extensive retail distribution network of more than 8,500 retail stores across China.

Deyu Agriculture’s web site is located at www.deyuagri.com.

Safe Harbor Statements
This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of Deyu Agriculture's management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Such statements include, among others, those concerning market and industry segment growth and demand and acceptance of new and existing products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, general economic conditions; geopolitical events and regulatory changes, availability of capital, changes in the agricultural industry, the Company’s ability to maintain its competitive position. Additional Information regarding risks can be found in the Company's Quarterly Report on Form 10-Q and in the Company's recently filed Prospectus filed pursuant to Rule 424(b)(3) with the SEC.

Investor Inquiries:

Company Contact:
David Lethem, Chief Financial Officer
Deyu Agriculture Corp.
Tel: +1-239-940-8889
E-mail: david@china-deyu.com

Investor Relations Contact:
Larry Clark, Senior Vice President
Financial Profiles, Inc.
Tel: +1-310-478-2700 ext. 29
E-mail: lclark@finprofiles.com

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